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                                                                    EXHIBIT 99.1

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT, made as of ____________, 2000, between 800 Travel Systems, Inc., a Delaware corporation (the "Corporation") and _______________ (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to employ Employee pursuant to the terms of an Employment Agreement (the "Employment Agreement") effective as of _________; and [INSERT WHEN GRANTED IN CONNECTION WITH AN EMPLOYMENT AGREEMENT].

         WHEREAS, the Corporation has adopted the Corporation's ______ Stock Incentive Plan [INSERT CORRECT NAME OF PLAN] (the "Plan") in order to provide officers and key employees of the Corporation with an opportunity to acquire an equity interest in the Corporation; and

         WHEREAS, the Corporation has decided to grant stock options to the Employee on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

         1. GRANT OF OPTIONS. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to the Employee the right and option to purchase up to a total of ________________ (_____) shares of the common stock (the "Options"), $.01 par value, of the Corporation (the "Common Stock"), pursuant to the Plan at the option price of $_____ per share.

                  The options to purchase up to _____________ shares of Common Stock granted under this Agreement (the "Options") are not [MODIFY AS APPROPRIATEARE/ARE NOT] intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         2. PERIOD OF EXERCISE. The Options granted in this Agreement shall not be exercisable by the Employee at any time prior to _________, 2001. Except as otherwise provided in Section 9 below, the Employee shall be entitled to exercise the Options to the following extent:

PERIOD                       THE OPTIONS MAY BE EXERCISED FOR
------                       --------------------------------
From __________, 2001        Up to ________ shares of the Common Stock
through _______, 2002

From ________, 2002          Up to ________ shares (less any shares previously
through ________, 2003       acquired by exercising the Options).

From ________, 2003          Up to ________ shares (less any shares previously
through _____, 2010 [REVISE] acquired by exercising the Options).


                 If, at any time during the term of these Options, the Employee exercises the Options with respect to some but not all of the shares which may be acquired at such time, the Employee may exercise the Options again with respect to the remaining portion of such shares at any subsequent time prior to the termination date of the Options.

         3. TERMINATION DATE OF OPTIONS. The Options granted herein shall terminate on ________, 2010, [REVISE ACCORDINGLY] the tenth anniversary of the date of grant. The Employee shall have no right to exercise the Options at any time after this date.



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         4. MANNER OF EXERCISE. When the Employee elects to exercise the Options to purchase shares of Common Stock, they shall give written notice of such exercise to the Corporate Secretary of the Corporation. The notice of exercise shall state the number of shares of Common Stock as to which the Options are being exercised.

                  The Employee may exercise the Options to purchase all or any whole number portion of the number of shares of Common Stock which the Employee is then permitted to purchase under Paragraph 2 (but not for any fractional shares).

         5. PAYMENT FOR SHARES. Full payment of the option price for the shares of Common Stock purchased by exercising the Options shall be due at the time the notice of exercise is delivered pursuant to Paragraph 4. Such payment may be made (i) in cash, (ii) by delivery of shares of Common Stock which the Employee has already owned for at least six (6) months which have a fair market value equal to the option price, or (iii) at the discretion of the Committee, in any other form acceptable to the Corporation.

                  If the Common Stock is publicly traded at the time of the exercise, the Employee may exercise their Options by delivering a signed, irrevocable notice of exercise, accompanied by payment in full of the option price by the Employee's stockbroker and an irrevocable instruction to the Corporation to deliver the shares of Common Stock issuable upon exercise of the Options promptly to the Employee's stockbroker for the Employee's account.

         6. ISSUANCE OF STOCK CERTIFICATES FOR SHARES. The stock certificates for any shares of Common Stock issuable to the Employee upon exercise of the Options shall be delivered to the Employee (or to the person to whom the rights of the Employee shall have passed by will or the laws of descent and distribution) as promptly after the date of exercise as is feasible, but not before the Employee has paid the option price for such shares.

         7. TERMINATION. If the Employee's employment with the Corporation terminates during the term of the Options, the Employee shall have the right to exercise the Options during a period of ninety (90) days following the termination of employment, but in no event later than __________, 2010 [REVISE ACCORDINGLY]. The maximum number of shares the Employee may purchase by exercising the Options during this ninety day period shall not exceed the number of shares which could be purchased at the date of termination pursuant to Paragraph 2.

         8. EFFECT OF DEATH. If the Employee dies before the Options expire or have been exercised with respect to all of the shares of Common Stock subject to the Options, the Employee's executor, administrator, or any person to whom the Options may be transferred by her will or by the laws of descent, shall have the right to exercise the Options, to the extent not previously exercised, at any time prior to the first anniversary of the date of death, but in no event later than ________, 2010. [REVISE ACCORDINGLY] For this purpose, the terms of this Agreement shall be deemed to apply to such person as if he or she were the Employee.

         9. EFFECT OF CHANGE IN CORPORATE CONTROL. Notwithstanding the restrictions on exercisability imposed on the Employee's Options pursuant to Paragraph 2 above, the Employee's Options shall become immediately exercisable in full in the event of a Change in Corporate Control.

                  For purposes of this Paragraph 9, a "Change in Corporate Control" shall include any of the following events:

                  (a) The acquisition in one or more transactions of more than thirty percent of the Corporation's outstanding Common Stock, or the equivalent in voting power of any classes or classes of securities of the Corporation entitled to vote in elections of directors by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);

                  (b) Any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity, or any transfer or sale of substantially all of the assets of the Corporation or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of the Corporation or any other person, or cash, or any other property.






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PROVIDED THAT, no acquisition of stock by any person in a public offering or private placement of the Corporation's common stock or other transaction approved by the Corporation's Board of Directors shall be considered a Change in Corporate Control.

         10. LIMITED TRANSFERABILITY OF OPTIONS. The Employee's rights under the Options may not be assigned or transferred by the Employee other than (i) by will or the laws of descent and distribution, or (ii) in the manner described in the next paragraph.

                  Notwithstanding the foregoing, the Employee may transfer all or a portion of the Options to trusts for the benefit of members of her immediate family, or to family partnerships in which immediate family members are the only partners, as long as the Employee receives no consideration for the transfer. Any transferred Options will still be terminated in accordance with Paragraph 7 if the any of the events described in Paragraph 7 occur.

         11. SECURITIES LAWS. The Corporation may from time to time impose any conditions on the exercise of the Options as it deems necessary or advisable to ensure that the Options granted hereunder, and each exercise thereof, satisfy the applicable requirements of federal and state securities laws. Such conditions to satisfy applicable federal and state securities laws may include, without limitation, the partial or complete suspension of the right to exercise the Options until the offering of the shares covered by the Options have been registered under the Securities Act of 1933, or the printing of legends on all stock certificates issued to the Employee referring to the restrictions on the transferability of such shares.

         12. RIGHTS PRIOR TO ISSUANCE OF CERTIFICATES. Neither the Employee nor any person to whom the rights of the Employee shall have passed by will or the laws of descent and distribution shall have any of the rights of a stockholder with respect to any shares of Common Stock until the date of the issuance to her of certificates for such Common Stock as provided in Paragraph 6 above.

         13. MISCELLANEOUS.

                  (a) This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

                  (b) The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both the Employee and the Corporation.

                  (c) The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without giving effect to principles of conflicts of law, provided that matters of corporate law, including issuance of shares of the Common Stock, shall be governed by the laws of the State of Delaware.

                  (d) The terms and conditions of the Plan are incorporated herein by reference and apply to the options granted hereby, including without limitation, the antidilution provisions of the Plan.

         13. TAX WITHHOLDING. Whenever the Employee exercises Options, the Corporation shall notify the Employee of the amount of tax which must be withheld by the Corporation under all applicable federal, state and local tax laws. The Employee agrees to make arrangements with the Corporation with respect to each exercise of the Options to (a) remit the required amount to the Corporation, (b) authorize the Corporation to withhold a portion of the shares of Common Stock otherwise issuable upon the exercise with a value equal to such tax, (c) authorize the deduction of such amounts from the Employee's regular salary payments, or (d) otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Corporation.

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         IN WITNESS WHEREOF, the parties have executed this Agreement in two counterparts on the date and year first above written.

ATTEST:                                     800 TRAVEL SYSTEMS, INC.
                                            By:
-------------------------------                --------------------------------
  Secretary
                                               --------------------------------

                                               Its:
                                                   ----------------------------

                                            EMPLOYEE:

-------------------------------            ------------------------------------

                                           Name:
                                                 ------------------------------



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